EXHIBIT 5
(713) 758-2750                                                  (713) 615-5036







                                March 24, 1995



American General Corporation
2929 Allen Parkway
Houston, Texas  77019

Ladies and Gentlemen:

      We have acted as counsel for American General Corporation, a Texas corporation (the "Company"), in connection with the proposed issuance and sale by the Company of $150,000,000 principal amount of 7 3/4% Notes Due 2005 (the "Notes") to be issued under an Indenture dated as of April 15, 1986, as supplemented by a First Supplemental Indenture dated as of August 31, 1987 (as so supplemented, the "Indenture"), between you and The Bank of New York, as trustee (the "Trustee"), pursuant to registration statements on Form S-3 (File Nos. 33-19075 and 33-30693) (collectively, the "Registration Statements"), filed by the Company with the Securities and Exchange Commission on August 24, 1989, with respect to $350,000,000 in aggregate principal amount of the Company's debt securities.

      For the purposes of this opinion, we have examined such certificates, instruments and documents and reviewed such questions of law as we considered necessary or appropriate for the purposes of this opinion.

      Based on the foregoing examination and review, we hereby advise you that, in our opinion, the Notes, when duly executed on your behalf and authenticated by the Trustee and issued and delivered pursuant to the Indenture, against payment of the authorized consideration to be received by you therefor, will be duly authorized and validly issued and will constitute valid and binding obligations of the Company entitling the holders of the Notes to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws and judicial decisions relating to or affecting creditors' rights generally from time to time in effect and to general equity principles, whether in a proceedings at law or in equity).

      We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statements and to the references to us under the caption "Legal Opinions" in the related Prospectus, dated August 30, 1989, and Prospectus Supplement, dated March 22, 1995. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.
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American General Corporation

Page 2
March 24, 1995


                                    Very truly yours,




                                    VINSON & ELKINS L.L.P.
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